                          NATIONAL FIBERSTOK CORPORATION
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                         (IN THOUSANDS EXCEPT RATIO DATA)



                                                  Year Ended
                                                  December 31,
                                               _______________
                                   1992    1993    1994     1995     1996
                                   ____    ____    ____     ____     ____



   NATIONAL FIBERSTOK-HISTORICAL
    CONSOLIDATED FINANCIAL DATA:

   Income (loss) before income    (757)  (4,893) (2,015)  (1,040)  (2,199)
   taxes and extraordinary items

   Interest expense(a)             803    2,873   2,975    3,179    8,126
                                  -----  ------- -------  -------  -------
    Earnings                        46   (2,020)    961    2,139    5,928

   Interest Expense(a)             803    2,873   2,975    3,179    8,126
                                  -----  ------- ------   -------  -------

    Fixed charges                  803    2,873   2,975    3,179    8,126
   Ratio of earnings to fixed        --        --       --        --        --
   changes(b)                     -----  ------- ------   -------   ------

   (a) Interest expense includes amortization of deferred financing costs and debt discounts.

   (b) Earnings were insufficient to cover fixed charges by $757, $4,893, $2,014, $1,040 and $2,198 for the years ended December 31, 1992, 1993,
   1994, 1995 and 1996, respectively.